NEWS COPY                                                                                                      INFORMATION CONTACT:
                        Dee Johnson
FOR IMMEDIATE RELEASE                                                                                                 (314) 719-1869

VIASYSTEMS ANNOUNCES FULL PRODUCTION TO RESUME THIS WEEK
 AT ITS ZHONGSHAN FACTORY

ST. LOUIS, June 14, 2010 – Viasystems Group, Inc. (NASDAQ: VIAS) today announced plans to resume full-capacity production at its Zhongshan PRC printed circuit board factory by the end of the week.  Installation of an interim source of electrical power has been completed, pending local authorities’ tests of the interim circuits.  Permanent repairs are expected to be installed during the coming months with no further interruption to production activities.  Some of the plant’s production processes were unaffected and others were temporarily halted because of an incident reported by the company on June 7.

The company has used available production capacities at its other printed circuit board factories to minimize any delays to customers.  The incident’s effect on the company’s consolidated revenues for the quarter ending June 30, 2010 and thereafter is expected to be minor, and the company has worked with the factory’s customers to prioritize product orders after full production resumes.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 13,000 employees around the world serve more than 800 customers in the automotive, industrial and instrumentation, telecom, computer/datacom and military/aerospace markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 25, 2010 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC's website, www.sec.gov.